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                                                                      Exhibit 99



                          STEELCASE INC. TO ACQUIRE 100
                          PERCENT OF STEELCASE STRAFOR;
                         ISSUES CAUTION FOR 4TH QUARTER
              Acquisition Strengthens Steelcase's Global Leadership

                      -----------------------------------

GRAND RAPIDS, Mich., February 3, 1999 - Steelcase Inc. has reached an agreement in principal with Strafor Facom S.A. on the purchase of its 50 percent ownership of Steelcase Strafor S.A., a European joint venture formed by the two companies in 1974. The transaction, expected to be completed by mid-April, is subject to negotiation of definitive agreements, due diligence, receipt of required government approvals and other contingencies.

"This is a very important event in the history of our company as the Steelcase brand truly becomes an icon worldwide. This acquisition enables our company to further our aspiration to transform the ways people work, helping individuals and the organizations that employ them around the world to work more effectively. We see strong potential to grow our market share in Europe and look forward to this opportunity to further leverage our capabilities there," says James P. Hackett, Steelcase president and chief executive officer.

With annualized revenues in excess of $600 million, Steelcase Strafor serves European and North African markets with 15 manufacturing facilities in six countries. Steelcase Strafor has experienced double-digit growth in revenues in the first nine months of calendar year 1998. The company has the leading industry market share in France, and in December 1998, it acquired Werndl BuroMobel AG, the second-largest wood office furniture company in Germany.

"Building on the extensive knowledge and expertise developed during our 25 years of partnership with Strafor Facom, Steelcase is now uniquely positioned to support the growing number of customers who want to do business globally. The business structure will also allow us to meet the diverse needs of local customers in many countries and regions," Hackett continues.

"Steelcase and Steelcase Strafor share a common history and culture of trust, and they have unique skills in the industry," says Paul Marie Chavanne, chairman of Strafor Facom. "We believe Steelcase Strafor will be greatly strengthened with Steelcase as the 100-percent shareholder, while Strafor Facom will be better positioned to pursue its strategy to focus on hand tools and small equipment markets."

With headquarters in Strasbourg, Steelcase Strafor is led by Dominique Artaud, president. The company has approximately 4,500 employees and a network of independent dealers in more than 170 locations. "While this announcement is positive news with regard to our long-term growth strategy, current conditions compel us to also issue caution around analysts' current fourth-quarter expectations," says Alwyn Rougier-Chapman, chief financial officer. "Orders in late December and January were lower than anticipated, and, as a result, we expect our fourth-quarter
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net income to be below the range of current expectations of $0.32 - $0.35 per share. It's become evident that this slowdown is being experienced industry-wide due to general economic conditions. While we continue to closely manage our cost structure, fourth-quarter gross margins will continue to be below the level we experienced in the first half of the year."

Steelcase is the world's preeminent designer and manufacturer of products used to create high-performance work environments. The company portfolio includes office furniture, furniture systems, interior architectural, technology products and related products and services. Fiscal 1998 worldwide consolidated sales, including those of joint ventures, were $3.3 billion. The company, its subsidiaries and joint ventures employ over 20,000 people worldwide.




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